UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 15, 2019

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 15, 2019, the board of directors (the “Board”) of Boxlight Corporation (the “Company”) accepted the resignation of Steve Hix, a member of the Board and chairman of the Company’s audit committee. Mr. Hix’s resignation was for personal reasons and not due to any dispute with the Company. In Mr. Hix’s absence, Harold Bevis, a current member of the Company’s Board who meets the Nasdaq definition of “Independent Director,” will assume the role of chairman of the Company’s audit committee. With his more than 15 years of experience serving in positions of chief executive officer  and chief financial officer, and his significant experience serving on public company boards, including more than 15 years serving on audit committees, we believe Mr. Bevis is qualified as a financial expert for the role of audit committee chair.

Effective October 15, 2019, the Board appointed James Clark to serve as an independent director to fill the vacancy created following Mr. Hix’s resignation from the Board. The Board has determined that Mr. Clark qualifies as an “Independent Director” under Nasdaq Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities and Exchange Act, as amended. Since 2012, Mr. Clark has served as CEO of the Boys & Girls Clubs of America (“BGCA”), the world’s largest network of facilities-based youth development organizations. Prior to his appointment as CEO of BGCA, Mr. Clark spent eight years as President of Boys & Girls Clubs of Greater Milwaukee and served as board member of that organization for the 10 years prior to that. Mr. Clark is a graduate of the University of Wisconsin, where he received a Bachelor of Business Administration. As compensation for his service on the Board, Mr. Clark will receive stock options (“Options”) valued at $100,000 which will vest over four quarters.

There are no family relationships between Mr. Clark and the Company and Mr. Clark has not engaged in any related party transactions.

Item 7.01	Regulation FD Disclosure.

On October 17, 2019, the Company issued a press release announcing Mr. Clark’s appointment to the Company’s Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release Announcing Appointment of James Clark as Board Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2019

BOXLIGHT CORPORATION

By:	/s/ Takesha Brown
Name:	Takesha Brown, Chief Financial Officer